Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form F-3 filed on March 10, 2011 and related prospectus of Banco de Chile and its subsidiaries (the “Bank”) for the registration of the Bank’s securities described therein and to the incorporation by reference therein of our report dated June 25, 2010 with respect to the consolidated financial statements of the Bank, included in its Annual Report on Form 20-F for the year ended December 31, 2009, filed with the U.S. Securities and Exchange Commission; and our report dated March 9, 2011 with respect to the consolidated financial statements of the Bank as of and for the year ended December 31, 2010, appearing on Form 6-K of the Bank furnished to the U.S. Securities Exchange Commission on March 10, 2011.

/s/    ERNST & YOUNG LIMITADA

Santiago, Chile

March 10, 2011